EXHIBIT 10.10

LICENSE AGREEMENT

between

PIAGET ASSOCIATES, L.L.C.,

A              LIMITED LIABILITY COMPANY

(LICENSOR)

and

DIRECT FOCUS, INC.

(A Washington Corporation)

(LICENSEE)

This Agreement is the complete and exclusive statement of Licensor’s and Licensee’s obligations and responsibilities to each other and supersedes any other proposal, representation, or other communication by or on behalf of Licensor relating to the subject matter hereof. This Agreement shall become effective when both Licensor and Licensee have executed this Agreement.

1.	LICENSE

1.1	Licensed Intellectual Property. Licensor owns, and warrants to Licensee that its ownership comprises rights sufficient to grant exclusively to Licensee the rights so granted herein, to U.S. Patent 5,336,146 and U.S. Patent Des. 406,621 and all follow-on and supplemental utility and design patents either filed or pending or which may be filed in the future and any common law or registered trademarks covering the name “Tread Climber” (hereinafter referred to as “Patent” and/or “Trademark”). Goods incorporating the Patent shall be “Licensed Goods.” A copy of the Patent shall be attached to this Agreement and listed as Exhibit A hereto.

1.2	License Grant.

A.	Licensor hereby grants to Licensee an exclusive worldwide right and license to all of Licensor’s rights and interest in the Patent and Trademark, including the right to sublicense to others, to manufacture, have manufactured, import, use, sell, or otherwise distribute or dispose of Licensed Goods.

1.3	Patent Notice/Location of the Mark.

A.	Licensed Goods shall be marked with the patent numbers in a manner that allows the consumer to be easily informed upon examination of Licensed Goods of the patented nature of the Licensed Product.

2.	WARRANTIES AND PROPRIETARY RIGHTS

2.1	Warranty of Title. Licensor represents and warrants to Licensee that Licensor has all necessary rights, power and authority to enter into and perform this Agreement and to grant the licenses granted to Licensee herein. Licensor represents that Licensor has experience in research and development regarding products related to the Patent and has made reasonable efforts to ascertain regarding the Patent, the absence of infringement or misappropriation of any third party rights in any patent, copyright, trademark, trade secret or any other proprietary rights and that there are no claims known of any third party which, if upheld, would impair Licensor’s right to enter into this Agreement, or that would, in any way, restrict or limit Licensee’s ability to manufacture or market products worldwide using the Licensed Goods. Licensor has not granted any prior licenses which would interfere with or restrict in any way its ability to grant the License to Licensee.

2.2	Licensee’s Warranties and Representations. Licensee represents and warrants that it has the requisite authority, ability and resources to enter into this Agreement and to perform all of the contemplated obligations enumerated therein. Entering into this Agreement will not cause Licensee to be in breach or default of any other agreement and the product to be manufactured and sold under the Agreement will be manufactured of good workmanship and of a reasonable quality to enable the product to be used for its intended purpose.

2.3	Limitation Warranty. Except as expressly set forth in this Agreement, Licensor makes no other representations or warranties, expressed or implied, and Licensor makes no representations or warranties of merchantability or fitness for a particular purpose.

2.4	Limitation of Damages. Except for the indemnity provided in Section 2.5 in this Agreement, in no event shall Licensor be liable for any damages or losses, whether direct, incidental or consequential or otherwise, arising out of any claim or allegation or damage sustained by Licensee or a third party, that arises from or relates to Licensee’s use of the Patents or the use of the Mark under this Agreement.

2.5	Indemnity. Licensor, subject to the limitation below, shall indemnify, hold harmless, and defend Licensee, and its officers, agents, and employees, against any and all claims, expense, judgments, liabilities, damages or losses, including reasonable attorney fees, court costs, and any settlements, whether direct or consequential or otherwise, arising out of any claim or allegation that the Licensed Goods, solely with respect to licensed rights hereunder, infringe or misappropriates any patent, copyright, trademark, trade secret, mask work, intention, intellectual property right, or other proprietary right of any third party, including any claims of Trace O. Gordon associated with any claims he may have concerning his status as co-inventor under Patent 5,336,146, and Licensee shall cooperate with Licensor, at Licensor’s expense, in the defense or settlement of any such claim. In the event Licensor does not defend Licensee, Licensee shall have the right to defend itself and its officers, agents, and employees against any such charge of infringement, misappropriation of trade secrets or violation of any proprietary rights, and to deduct the cost of doing so from the royalties as they come due under Article 3.1 of this Agreement. Licensor’s liabilities under this paragraph shall be limited to royalties as they come due after Licensor has received written notice of such claim.

2.6	Proprietary Rights of Licensor. Ownership of subsequent developments, improvements, or inventions which are patented shall be jointly owned by Licensor and Licensee when such developments, improvements, or inventions are derived by Licensee from claims allowed in the Patents and may be used without the requirement for the payment of any additional royalties by Licensee other than those specified in 4.2 (A) of this Agreement. Otherwise, Licensor shall have sole and exclusive ownership of all right, title and interest in and to the Patent and to all modifications and enhancements thereof made by Licensor subject only to the rights of Licensee under this License. Any foreign patents developed by Licensor during the term of this Agreement shall be licensed to Licensee on the terms and conditions of this Agreement without the requirement for the payment of any additional royalties by Licensee.

3.	ASSIGNMENT OF PATENT

3.1	Licensor agrees to assign patents covered by this Agreement to Licensee upon request of Licensee as long as Licensee is not in default under this Agreement, and so long as Licensee has paid Licensor at least a total of $100,000 in royalties during the most recent four calendar quarters cumulative. Licensor further agrees to assign all improvements to Licensee and to reasonably cooperate with Licensee in prosecuting patent applications, both U.S. and foreign, covering the patented technology and/or any improvements, modifications, enhancements or adaptations made to the patent technology or products covered under this Agreement by Licensee, provided that Licensee shall pay all expenses (including legal fees and expenses) of the Licensor in connection therewith. Licensee shall be obligated to pay all ongoing maintenance fees for existing patents previously obtained by Licensor.

3.2	If this Agreement is terminated for any reason other than upon expiration of the term hereof, Licensee shall execute any instrument necessary to formally revest Licensor of his interest in the Patent Rights as fully and entirely as the Licensor would have held and enjoyed if an assignment of the patent had not been made.

3.3	During the term of the Agreement, Licensee may apply for a patent based on any improvements, adaptations or inventions of Licensee relating to the Licensed Product. Licensee will be responsible to prosecute and maintain such applications and pay all costs incurred in connection therewith. Licensor shall receive notice of any such improvements, adaptations or inventions at such time as patents are applied for. These patents would be royalty free; however, upon termination of the Agreement, all such patent rights would revert to Licensor.

4.	ROYALTY, PAYMENT, AND RECORD KEEPING

4.1	The Licensee shall use its best reasonable efforts to develop, market and sell Licensed Goods. Licensee commits to make a national rollout of the contemplated direct response commercial within twelve (12) months of execution of this Agreement. Failure to do so will be an event of default giving Licensor the right of termination pursuant to paragraph 5.2(B). However, in the event Licensee has not commenced a national rollout of the direct response commercial within twelve (12) months of execution of this Agreement, Licensee may extend its license rights for up to an additional six (6) months by paying the minimum quarterly royalty payment amount specified in paragraph 4.1(D) ii of $25,000 per quarter. Said payments would not count toward the advance royalty. Additionally, Licensee agrees to develop, market and offer for sale a club version within two and one-half (2 1/2) years from the date of this Agreement. Failure to develop, market and offer for sale a club version within two and one-half (2 1/2) years from the date of this Agreement will result in termination of Licensee’s right to exclusivity to develop, market and offer for sale a club version of the Licensed Goods.

4.2	Royalties and Payments/Minimum Royalties.

A.	As consideration for the rights and licenses herein granted, Licensee shall pay to Licensor a royalty on all Licensed Goods at a rate of four percent (4%) of net collected sales by Licensee.

B.	Licensee may enter into sub-license agreements for part or all of the Licensed Goods. However, in no case shall royalties be less than what would have been payable under 4.2(A).

C.	Licensee shall pay such royalties and all other amounts due under this License each quarter no later than thirty (30) days following the end of such quarter and shall, at that time, deliver to Licensor a royalty statement for such quarter. “Net collected sales” shall be defined as gross sales by Licensee less credit card and cash discounts actually credited to the customer, financing discounts, selling commissions paid, freight and bad debt. “Net collected sales” shall refer only to sales for which the company has received payment. Net collected sales will also include any actual net profit realized from shipping and handling revenue after fully burdening of shipping and handling.

D.	Licensee agrees to make royalty payments, as follows:

i.	$17,500 within two (2) weeks of the signing of this Agreement and an additional $17,500 within six months from the signing of this Agreement.

ii.	$25,000 minimum per quarter beginning with the quarter ending eighteen (18) months from the date of this Agreement and thereafter until such time actual royalties due under this Agreement exceed royalty minimums paid. However, in the event Licensee has commenced the sale of Licensed Goods earlier than eighteen (18) months from the date of this Agreement, minimum royalty payments shall be due for the quarter in which first sales of Licensed Goods are made.

4.3	Reports and Records.

4.3.1	Licensee shall keep complete and accurate records of its operations under this Agreement and shall furnish Licensor with a statement not more than thirty (30) days after the end of each calendar quarter during the term of this Agreement, setting forth the “net sales” and the method used to determine net sales during the quarter to which the statement pertains, and the royalty then due. Each such statement shall be accompanied by payment to Licensor of all amounts then due. The first such report and payment shall be due not more than thirty (30) days after the quarter in which product sales have commenced.

4.3.2	Licensor shall have the right to audit the records and accounts of Licensee relating to the sales under this Agreement, provided that such audits shall be made at reasonable times during normal business hours by a certified public accountant selected by Licensor solely at Licensor’s expense.

4.3.3	If an audit shall reveal that in any calendar quarter, Licensee has made an error in its favor in any payment due to Licensor, Licensee shall be obligated to pay the reconciled unpaid amount and, in addition, pay the audit fee in respect of such audits if such error equals or is greater than five percent (5%).

4.3.4	In calculating and determining the royalties payable hereunder, Licensee shall consistently apply the conventions, rules and procedures of Generally Accepted Accounting Principles (GAAP) as defined by the American Institute of Certified Public Accountants (AICPA).

5.	TERM, TERMINATION AND REVISION

5.1	Term. Unless sooner terminated as provided herein, this Agreement shall remain in effect for the term of the licensed patents, or for so long as Licensee continues to manufacture, market, promote or sell the Licensed Product, whichever is longer.

5.2	Termination.

A.	Licensee shall have the right to terminate this Agreement upon ninety (90) days written notice to Licensor. Expiration or termination of this Agreement or of any license rights under this Agreement shall not relieve the parties of any obligation accruing prior to or at the time of such expiration or termination, and any provisions relating to enforcement of the license rights hereunder or indemnification of one party by the other shall survive the expiration or termination of this Agreement.

B.	In the event of a breach of any of the terms or provisions of this Agreement by either party, the party not in default shall have the right to terminate the Agreement by giving thirty (30) days written notice to such effect to the defaulting party, such notice to set forth the nature of the breach or default relied upon to effect termination. In the event that the breach or default is cured by the defaulting party within the period of the notice, then the notice shall be null and void and of no further effect.

C.	If Licensee becomes insolvent or files for liquidation under any provision of the bankruptcy law, all rights of the Licensee will be automatically deemed to have expired as of a date seven (7) days prior to that event.

5.3	Rights After Termination. Upon termination of this Agreement, Licensee shall have the right to complete any Licensed products then in the process of manufacture and to dispose of those Licensed Goods, as well as its existing inventory of all Licensed Goods, subject to the payment of royalties to Licensor as provided in Article 3.1. Any inventory not disposed of one hundred eighty (180) days from the date of termination will be offered to Licensor at cost. Licensor shall have no obligation to purchase said existing inventory.

5.4	Reversion. Upon termination of this Agreement, all rights granted to Licensee will terminate and revert to Licensor.

6.	GENERAL

6.1	Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, to which State the parties agree to jurisdiction of its courts or to federal courts situated therein.

6.2	Indemnification. Licensee shall defend, indemnify and hold Licensor harmless from and against any and all damages, liabilities, costs, losses, expenses, claims and/or judgments, including legal costs and reasonable attorneys’ fees which may result in connection with the Direct Response Commercial or the manufacturing, marketing or distribution of the Product, unless resulting directly from Licensor’s material breach of this Agreement or Licensor’s gross negligence or willful misconduct.

6.3	Litigation.

A.	So long as this exclusive license to Direct Focus, Inc. is in effect, Licensee shall have the authority, but not the obligation, to pursue any and all litigation and/or potential litigation with third parties regarding said Product and any and all modifications and improvements thereof. Licensee shall pay Licensor royalties on proceeds of any such action, after deducting all costs of litigation including attorney fees, in accordance with percentages outlined in paragraph 4.2 (A).

B.	Licensor shall make reasonable efforts to cooperate with Licensee in litigation and/or potential litigation with third parties being pursued by Licensee.

C.	Where Licensee chooses not to pursue a particular litigation matter, including a party who infringes Licensee’s exclusive rights hereunder, Licensor shall have the authority, but not the obligation, to pursue the particular litigation matter. Licensee shall not be obligated to pay any fees or expenses for litigation that Licensor chooses to pursue. Licensor shall not be obligated to pay Licensee any proceeds from litigation commenced under this paragraph.

D.	Licensee shall make reasonable efforts to cooperate with Licensor in litigation and/or potential litigation with third parties being pursued by Licensor.

6.4	Modifications. No waiver, consent, modification, amendment or change of the terms of this Agreement shall be binding unless in writing and signed by Licensee and Licensor.

6.5	Notices. Any notices required or permitted under this Agreement shall be in writing and delivered in person or sent by registered or certified mail, return receipt requested, with proper postage affixed to Licensee: Direct Focus, Inc., attention Brian R. Cook, 2200 NE 65th Avenue, Vancouver, WA 98661, telephone (360) 418-6177; to Licensor: Gary Piaget, P.O. Box 236, Deerharbor, WA 98243, telephone (360) 376-7088.

6.6	Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be legally ineffective or unenforceable, the validity of the remaining provisions shall not be affected, unless the intent of this Agreement is frustrated.

6.7	Assignment of Contract.

A.	Neither this Agreement nor the licenses granted herein may be assigned or otherwise transferred by Licensee or Licensor without the other’s written consent. Such consent shall not be unreasonably withheld, except in connection with the sale of substantially all of the assets of the business to which the Agreement pertains or any inter-company assignment. Any assignment or transfer without such consent shall be null and void.

B.	Subject to the restriction against assignment and transfer set forth in Paragraph A of this Article, this Agreement shall inure to the benefit of and be binding upon the parties hereto, their subsidiaries, successors, assigns, and other legal representatives.

6.8	Execution in Counterparts. This Agreement shall be executed in counterparts, each of which shall have the full force and effect of an original.

6.9	Arbitration. Any controversy or claim arising under or in relation to this Agreement or the breach thereof, or the relations between Licensee and Licensor shall be settled by arbitration by one arbitrator in the City of Vancouver, Washington administered by the American Arbitration Association under the then applicable general arbitration rules of said association and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof; provided however that the arbitrator shall be bound by the laws of the State of Washington and regarding any questions relating thereto, the trademark and patent laws of the United States of America. The prevailing party shall be awarded its attorney’s fees and reasonable costs. The choice of law governing any and all questions and issues any way related to this Agreement shall be the laws of the State of Washington and the patent and trademark laws of the United States of America.

6.10	Product Liability Insurance. Licensee agrees to maintain product liability insurance on the Licensed Goods in such amount as Licensee typically maintains on its other fitness products, but in any event, not less than $1 million per occurrence and $2 million aggregate with coverage for attorney’s fees and costs outside those amounts. Licensee agrees to provide appropriate certificates of insurance evidencing such coverage. Licensee agrees to list Piaget Associates, LLC as an additional insured on such policy. Any additional expense for naming Piaget Associates LLC as an additional insured will be borne by Licensor.

6.11	Time is Of the Essence. The parties acknowledge that time is strictly of the essence with respect to each and every term, condition and obligation of this Agreement, and the failure to perform any of the terms, conditions or obligations hereunder by any party shall constitute a material breach of this Agreement.

6.12	Confidentiality. Each party hereto agrees to maintain the confidentiality of the Confidential Information acquired during the negotiations leading up to and throughout the term of this Agreement from the other party. “Confidential Information” includes, without limitation, trade secrets, technical data, prototypes, product summaries, financial data, sales data, business plans, and other certain information which either party with respect to its own information deems to be confidential, and which the party claiming confidentiality has declared to the other party verbally or in writing to be “Confidential” or “Proprietary.” Each party agrees to receive and hold all such Confidential Information acquired from the other party in strict confidence and to disclose the same within its own organization only on an “as needed” basis, and then only to those employees who have agreed in writing to protect and preserve the confidentiality of such disclosures. Further, each party agrees that it will not disclose or use the Confidential Information acquired from the other party, in whole or in part, for any purpose other than those purposes contemplated under this Agreement, and that it will not disclose any such Confidential Information to any third party, or use the same for its own benefit or for the benefit of any third party. The foregoing restrictions on the disclosure and use of Confidential Information shall not apply to the extent of information (a) known to one party prior to receipt from the other party; (b) which becomes public knowledge without breach of this confidentiality provision; (c) rightfully acquired from a third party without restriction on disclosure or use; (d) disclosed by the disclosing party to a third party without restriction on disclosure or use; (e) independently developed by the receiving party without resort to the disclosing party’s disclosure; or (f) as to which the receiving party has received express consent from an authorized officer of the disclosing party to disclose or use; provided, however, that the receiving party shall have the burden to prove any of the aforementioned events on which that party relies to relieve it of the restrictions hereunder, and provided further that in the case of events (b), (c), (d), (e) and (f), the removal of restrictions shall be effective only from and after the date of occurrence of the applicable event.

6.13	Survival. In addition to the express survival provision of Section 5.2.A. herein above, and without limiting any other provision herein regarding survival of covenants and obligations, Sections 2.4, 2.5, 2.6, 3.2, the reversion of patent rights under 3.3, 5.3, 5.4, 6.2, 6.3, 6.7.B., 6.9, 6.10, 6.12 and this Section 6.13 shall survive the expiration or termination of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first written above.

LICENSOR	Piaget Assoc LLC

Date: 4/11/99	By:	/s/ Gary D. Piaget

LICENSEE	DIRECT FOCUS, INC.

Date: 4/26/99	By:	/s/ Brian R. Cook
Brian R. Cook, President

Notary Statement: (Licensor)	Notary Statement: (Licensee)

STATE OF Washington	STATE OF Washington
) ss.	) ss.

County of San Juan	County of Clark

On 4/11/99 before me, a Notary Public in and for said County and State, residing therein, personally	On 4/26/99 before me, a Notary Public in and for said County and State, residing therein, and personally appeared

appeared Gary Piaget,	Brian R. Cook
who, being duly sworn, and he acknowledged said instrument to be its voluntary act and deed.	who, being duly sworn, and he acknowledged said Instrument to be its voluntary act and deed.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.	IN WITNESS WHEREOF, I have hereunto set my hand and affixed by official seal the day and year last above Written.
Diane M. Baxtor	Deborah L. Merz

Notary Public for San Juan County, State of Washington	Notary Public for Clark County, WA

My Commission Expires 7/9/01	My Commission Expires 10/19/02

(Seal)	(Seal)

FIRST AMENDMENT TO LICENSE AGREEMENT

The License Agreement executed by Piaget Associates, L.L.C. on April 11, 1999 and by Direct Focus, Inc. on April 26, 1999 is hereby amended as follows:

A.	The parties to the Agreement are changed to include Gary D. Piaget, an individual residing in East Sound, Washington, as the Licensor along with Piaget Associates, L.L.C.

B.	The royalty rate (Paragraph 4.2A) is reduced from Four Percent (4%) to Three Percent (3%).

C.	The minimum royalty payment (Paragraphs 4.1 and 4.2D ii) is reduced from Twenty five Thousand Dollars ($25,000) per quarter to Twenty Thousand Dollars ($20,000) per quarter.

D.	Paragraph 2.6 is amended to add the following:

2.6	Improvements. Licensor shall promptly notify Licensee of all improvements heretofore or hereinafter made by Licensor relating to exercise machines covered by U.S. Patent No. 5,336,146, and Licensee shall have the exclusive right and license to use such improvements without further payment to Licensor.

E.	The following new Paragraph 3.4 is added to the agreement:

3.4	Upon request by Licensee and as long as Licensee is not in default under this Agreement, Licensor will assign the entire right, title and interest in and to the TREAD CLIMBER trademark and any registration granted thereon to Licensee.

F.	In Paragraph 4.1, the reference to Paragraph 4.1D ii is changed to Paragraph 4.2D ii.

G.	In Paragraph 5.3, the reference to Article 3.1 is changed to Article 4.2A.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed and delivered this 7th day of October, 1999.

PIAGET ASSOCIATES. L.L.C.

By	/s/ Gary D. Piaget
Gary D. Piaget, President

/s/ Gary D. Piaget
Gary D. Piaget

DIRECT FOCUS, INC.

By	/s/ Brian R. Cook
Brian R. Cook, President

SECOND AMENDMENT TO LICENSE AGREEMENT

The License Agreement executed by Piaget Associates, L.L.C. on April 11, 1999 and by Direct Focus, Inc. on April 26, 1999, is hereby amended as follows:

A.	Paragraph 4.1 in the License Agreement is replaced with the following paragraph:

“Licensee shall use its best reasonable efforts to develop, market and sell Licensed Goods. Licensee commits to make a national roll-out of the contemplated direct response commercial by April 30, 2000. Failure to do so will be an event of default giving Licensor the right of termination pursuant to Paragraph 5.2(B). However, in the event Licensee has not commenced a national roll-out of the direct response commercial by April 30, 2000, Licensee may extend its license rights for up to an additional eighteen (18) months by paying a minimum quarterly royalty payment in the amount of $20,000 per quarter. Said payments would not count towards the advanced royalty. Additionally, Licensee agrees to develop, market and offer for sale a club version within two and one-half (2 ½) years from the date of this Agreement. Failure to develop, market and offer for sale a club version within two and one-half (2 ½) years from the date of this Agreement will result in termination of Licensee’s right to exclusivity to develop, market and offer for sale a club version of the Licensed Goods.”

B.	Licensee and Licensor agree that, as referred to within this document, the term “quarter” will refer to calendar quarters. The first such calendar quarter for which minimum royalty payments are due shall be the quarter ending June 30, 2000. Minimum royalties due for that quarter will be pro-rated from April 26 through June 30, 2000. The pro-rated amount of royalties for that period is $14,505.50. It is agreed between the parties that the royalties for this quarter will be paid within seven (7) days of the signing of this Amendment to the Agreement. Future royalties will be due as outlined in Section 4 of the License Agreement.

Dated this 26th day of April, 2000.

/s/ Brian R. Cook	/s/ Gary D. Piaget
Brian R. Cook, President	Gary D. Piaget
DIRECT FOCUS, INC.	TEAM PIAGET

THIRD AMENDMENT TO LICENSE AGREEMENT

The License Agreement executed by Piaget Associates, LLC on April 11, 1999 and by Direct Focus, Inc. on April 26, 1999, along with the First and Second Amendments thereto, is hereby amended as follows:

A.	Paragraph 4.1 in the License Agreement is replaced with the following paragraph:

“Licensee shall use its best reasonable efforts to develop, market and sell Licensed Goods. Licensee commits to make a national roll-out of the contemplated direct response commercial by March 31, 2002. Failure to do so will be an event of default giving Licensor the right of termination pursuant to Paragraph 5.2(B). However, in the event Licensee has not commenced a national roll-out of the direct response commercial by March 31, 2002, Licensee may extend its license rights for up to an additional three (3) months by continuing to pay the minimum quarterly royalty in the amount of $20,000 per quarter. Said payments would not count towards the advanced royalty. Additionally, Licensee agrees to develop, market and offer for sale a club version within two (2) years from the date of this Amendment. Failure to develop, market and offer for sale a club version within two (2) years from the date of this Amendment will result in termination of Licensee’s right to exclusivity to develop, market and offer for sale a club version of the Licensed Goods.”

B.	Licensee acknowledges that it is currently paying minimum quarterly royalties in the amount of $20,000 per quarter and agrees that until such time as a product is being marketed under this Agreement (or unless the License is terminated), Licensee shall continue to pay minimum quarterly royalties within seven (7) days after the end of the calendar quarter. At such time Licensee begins marketing a product under this Agreement, the quarterly royalties will be due in accordance with the original Agreement and the first two (2) Amendments thereto.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered this 11 day of April, 2001.

PIAGET ASSOCIATES, LLC	DIRECT FOCUS, INC.

/s/ Gary D. Piaget	/s/ Brian R. Cook
Gary D. Piaget, President	Brian R. Cook, President

/s/ Gary D. Piaget
Gary D. Piaget

FOURTH AMENDMENT TO LICENSE AGREEMENT

The License Agreement executed by Piaget Associates, LLC on April 11, 1999 and by Direct Focus, Inc. on April 26, 1999, along with the First, Second and Third Amendments thereto, is hereby amended as follows:

A.	Paragraph 4.1 in the License Agreement is replaced with the following paragraph:

“Licensee shall use its best reasonable efforts to develop, market and sell Licensed Goods. Licensee commits to make a national roll-out of the contemplated direct response commercial by December 31, 2002. Failure to do so will be an event of default giving Licensor the right of termination pursuant to Paragraph 5.2(B). However, in the event Licensee has not commenced a national roll-out of the direct response commercial by December 31, 2002, Licensee may extend its license rights for up to an additional three (3) months by continuing to pay the minimum quarterly royalty in the amount of $20,000 per quarter. Said payments would not count towards the advanced royalty. Additionally, Licensee agrees to develop, market and offer for sale a club version within two (2) years from the date of this Amendment. Failure to develop, market and offer for sale a club version within two (2) years from the date of this Amendment will result in termination of Licensee’s right to exclusivity to develop, market and offer for sale a club version of the Licensed Goods.”

B.	Licensee acknowledges that it is currently paying minimum quarterly royalties in the amount of $20,000 per quarter and agrees that until such time as a product is being marketed under this Agreement (or unless the License is terminated), Licensee shall continue to pay minimum quarterly royalties within seven (7) days after the end of the calendar quarter. At such time Licensee begins marketing a product under this Agreement, the quarterly royalties will be due in accordance with the original Agreement and the first three (3) Amendments thereto.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered this 4th day of October, 2001.

PIAGET ASSOCIATES, LLC	DIRECT FOCUS, INC.

/s/ Gary D. Piaget	/s/ Brian R. Cook
Gary D. Piaget, President	Brian R. Cook, C.E.O.

/s/ Gary D. Piaget
Gary D. Piaget

FIFTH AMENDMENT TO LICENSE AGREEMENT

This Fifth Amendment (hereinafter, “Amendment”) is made this 31st day of December, 2002, and amends the License Agreement dated April 26, 1999, by and between Piaget Associates, L.L.C. (hereinafter, “Licensor”) and The Nautilus Group, Inc., formerly known as Direct Focus, Inc. (hereinafter, “Licensee”).

The purpose of this Amendment is to provide the following modifications to the Agreement, and Amendments, as set forth below.

1.	Paragraph 4.1 of the Agreement is replaced in its entirety as follows:

Licensee shall use its best reasonable efforts to develop, market and sell Licensed Goods. Licensee commits to making a national roll-out of the contemplated direct response infomercial by June 30, 2003. Failure to do so will constitute an event of default giving Licensor the right of termination pursuant to Paragraph 5.2(B). However, in the event Licensee has not commenced a national roll-out of the direct response infomercial by June 30, 2003, Licensee may extend its license rights for up to an additional three (3) months by continuing to pay the minimum quarterly royalty in the amount of $27,500. These payments will not count towards the advanced royalty.

Additionally, Licensee agrees to develop, market and offer for sale a club version on or before March 31, 2005. Failure to develop, market and offer for sale a club version by this date will result in termination of Licensee’s right to exclusively develop, market and offer for sale a club version of the Licensed Goods.

2.	Paragraph 4.1, third sentence, delete the phrase “paragraph 4.1(D) ii of $25,000 per quarter.” and replace with the phrase “paragraph 4.1(D) ii of $27,500 per quarter”.

3.	Paragraph 4.1(D)(ii), first sentence, delete the beginning phrase “$25,000 minimum per quarter” and replace with the phrase “27,500 minimum per quarter”.

4.	Insert new Paragraph 6.14 as follows:

Licensor has knowledge and capabilities, which will assist Licensee in achieving its objectives as anticipated under this Agreement. Licensor will disclose to Licensee such knowledge and will advise and assist Licensee, and its technical staff, as required and at reasonable times and in reasonable ways in consideration for which Licensee shall reimburse Licensor for reasonable travel expenses if Licensor is required to travel outside the State of Washington.

5.	In the event of a conflict between the terms and conditions of this Amendment and those contained in the Agreement, the provisions of this Amendment shall govern.

6.	All other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered this 31 day of December, 2002.

PIAGET ASSOCIATES, L.L.C.		THE NAUTILUS GROUP, INC.

By:	/s/ Gary Piaget	By:	/s/ Brian R. Cook
Name:	Gary Piaget	Name:	Brian R. Cook
Title:	Owner	Title:	CEO

SIXTH AMENDMENT TO LICENSE AGREEMENT

This Sixth Amendment (hereafter, “Amendment”) is made this 2nd day of May, 2003, and amends the License Agreement by and between Piaget Associates, L.L.C. (hereinafter “Licensor”) and The Nautilus Group, Inc., formerly known as Direct Focus, Inc. (hereinafter, “Licensee”), such License Agreement dated April 26, 1999 (hereafter “Agreement) and amended by the First Amendment on October 7, 1999, Second Amendment of April 26, 2000, Third Amendment of April 11, 2001, Fourth Amendment of October 4, 2001, and Fifth Amendment of December 31, 2002.

NOW THEREFORE, for One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Section 1.1 of the Agreement shall be amended as follows to add U.S. Patent Des. 421,779 entitled “Treadmill-Type Exercise Apparatus” and U.S. Patent No. 5,626,539 entitled “Treadmill Apparatus with Dual Spring-Loaded Treads” as two of the patents licensed under the Agreement:

In section 1.1, line 3, after “U.S. Patent Des. 406,621” insert “U.S. Patent Des. 421,779 and U.S. Patent No. 5,626,539”

2. In the event of a conflict between the terms and conditions of this Amendment, and those contained in the Agreement, as amended by the previous five amendments, the provisions of this Amendment shall govern.

3. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date first written above.

PIAGET ASSOCIATES, L.L.C.		THE NAUTILUS GROUP, INC.

By:	/s/ Gary D. Piaget	By:	/s/ Brian R. Cook
Name:	Gary D. Piaget	Name:	Brian R. Cook
Title:	Gary Piaget, Owner	Title:	CEO

SEVENTH AMENDMENT TO LICENSE AGREEMENT

This Seventh Amendment (hereafter, “Amendment”) is made this 2nd day of May, 2003, and amends the License Agreement by and between Piaget Associates, L.L.C. (hereinafter “Licensor”) and The Nautilus Group, Inc., formerly known as Direct Focus, Inc. (hereinafter, “Licensee”), such License Agreement dated April 26, 1999 (hereafter “Agreement) and amended by the First Amendment on October 7, 1999, Second Amendment of April 26, 2000, Third Amendment of April 11, 2001, Fourth Amendment of October 4, 2001, Fifth Amendment of December 31, 2002, and Sixth Amendment of May 2, 2003.

NOW THEREFORE, for One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Section 1.1 of the Agreement shall be amended as follows to add U.S. Patent Des. 421,779 entitled “Treadmill-Type Exercise Apparatus” as one of the patents licensed under the Agreement:

In section 1.1, line 3, after “U.S. Patent 5,626,539” insert “U.S. Patent Des. 421,779”

2. In the event of a conflict between the terms and conditions of this Amendment, and those contained in the Agreement, as amended by the previous five amendments, the provisions of this Amendment shall govern.

3. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date first written above.

PIAGET ASSOCIATES, L.L.C.		THE NAUTILUS GROUP, INC.

By:	/s/ Gary D. Piaget	By:	/s/ Brian R. Cook
Name:	Gary D. Piaget	Name:	Brian R. Cook
Title:	Gary Piaget	Title:	CEO

EIGHTH AMENDMENT TO LICENSE AGREEMENT

This Eighth Amendment (hereafter, “Amendment”) is made this 22nd day of October, 2003, and amends the License Agreement by and between Piaget Associates, L.L.C. (hereinafter “Licensor”) and The Nautilus Group, Inc., formerly known as Direct Focus, Inc. (hereinafter, “Licensee”), such License Agreement dated April 26, 1999 (hereafter “Agreement) and amended by the First Amendment on October 7, 1999, Second Amendment of April 26, 2000, Third Amendment of April 11, 2001, Fourth Amendment of October 4, 2001, Fifth Amendment of December 31, 2002, Sixth Amendment of May 2, 2003, and Seventh Amendment of May 2, 2003.

NOW THEREFORE, for One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. As a result of the assignment by Gary Piaget to Nautilus, Inc. of his entire right, title and interest in and to U.S. Patent No. 5,626,539 entitled “Treadmill Apparatus With Dual Spring-Loaded Treads,” the Agreement and any and all Amendments are revised to read as follows:

In section 1.1, line 3, after “U.S. Patent Des. 406,621” delete “U.S. Patent 5,626,539.”

2. In the event of a conflict between the terms and conditions of this Amendment, and those contained in the Agreement, as amended by the previous five amendments, the provisions of this Amendment shall govern.

3. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date first written above.

PIAGET ASSOCIATES, L.L.C.		THE NAUTILUS GROUP, INC.

By:	/s/ Gary D. Piaget	By:	/s/ Gregg C. Hammann
Name:	Gary D. Piaget	Name:	Gregg C. Hammann
Title:	Owner	Title:	President and CEO